Stillwater Mining Company Announces Full Year 2009 Production and Pricing Statistics

COLUMBUS, MT -- (Marketwire - January 12, 2010) - STILLWATER MINING COMPANY (NYSE: SWC) released today preliminary unaudited fourth quarter and full-year 2009 mine production results, platinum-group metal (PGM) recycling volumes processed and average prices realized for its sales of mined platinum and palladium.

While the Company believes that the statistics presented below are accurate, they have not yet been addressed by the Company's independent auditor. Consequently, the information shown may be subject to revision in the Company's forthcoming 2009 Annual Report on Form 10-K.

Mine Production

Stillwater Mining Company's total mine production for the fourth quarter and the full year 2009 strengthened relative to the corresponding periods of 2008. In particular, Stillwater Mine production in the fourth quarter of 2009 of 102,800 ounces was up 11.5% over the year-earlier quarter, while Stillwater Mine full-year 2009 production was up 12.7% compared to 2008. The Company's restructuring efforts late in 2008 resulted in additional miners being assigned to Stillwater Mine, accompanied by a nearly 50% reduction in the total number of employees at the East Boulder Mine. The mining effort at East Boulder was significantly restructured following the 2008 fourth-quarter reduction in force and has resulted in sharply increased mining productivities. While fourth quarter production comparisons at East Boulder are skewed somewhat by a nearly three-week mine shutdown late in 2008, for the full year 2009 East Boulder mine production of 136,100 ounces only declined by 9.0% despite the much reduced workforce there.

Mined Ounces
(Thousands)
                 Quarter Ended December 31    Year Ended December 31
                     2009    2008   Change    2009   2008     Change
                 -------------------------  -------------------------

Stillwater Mine
  Platinum           24.1    21.5      2.6      92.1    81.2     10.9
  Palladium          78.7    70.7      8.0     301.7   268.2     33.5
                 -------- ------- --------  -------- ------- --------
    Total           102.8    92.2     10.6     393.8   349.4     44.4

East Boulder Mine
  Platinum            8.1     7.2      0.9      30.8    33.5     (2.7)
  Palladium          27.4    24.3      3.1     105.3   116.0    (10.7)
                 -------- ------- --------  -------- ------- --------
    Total              35.5   31.5     4.0     136.1   149.5    (13.4)

Total Mining
  Platinum             32.2   28.7     3.5     122.9   114.7      8.2
  Palladium           106.1   95.0    11.1     407.0   384.2     22.8
                 -------- ------- --------  -------- ------- --------
    Total           138.3   123.7     14.6     529.9   498.9     31.0

The Company had previously provided updated public production guidance of 515,000 palladium and platinum ounces combined output from the two mines for the full year 2009. The Company actually produced a total of 529,900 platinum and palladium ounces from the two mines during 2009, reflecting higher than projected mining productivities at both operations.

The Company's initial mine production guidance for 2010 is 515,000 ounces. During 2010 the Company will continue to focus on optimizing mining costs at both operations rather than on maximizing production. However, there may be opportunity for some upside on production, as in 2009, as additional mining efficiencies are achieved.

Average Realized Prices

Coming off the collapse in metal prices during the second half of 2008, market prices for platinum and palladium strengthened steadily during most of 2009, although at year end they remained well below their peak levels in early 2008. The Company's overall average realized prices for its mined platinum and palladium in 2009 are off by 18.0% and 11.0%, respectively, from their 2008 averages, but the trend in 2009 realizations is instructive. From an average realization of $929 per ounce of platinum sold in the fourth quarter of 2008, the Company's average platinum realizations increased to $952 per ounce in the 2009 first quarter, $1,118 per ounce in the second quarter, $1,174 per ounce in the third-quarter, and $1,296 per ounce in the fourth quarter. Palladium realizations, which benefit from floor price provisions in the Company's automotive supply agreements, averaged $374 per ounce in the fourth quarter, up from $360 per ounce in the third quarter and -- despite the loss of the General Motors agreement in early July -- above the $364 per ounce realized in this year's first and second quarters. In this environment, the Company has had no difficulty receiving full market prices for the metal displaced by the GM contract cancellation.

Average Realized Prices on Mined Ounces Sold
 ($/oz.)
            Quarter Ended December 31   Year Ended December 31
                 2009    2008  Change       2009   2008 Change
               ------  ------  ------     ------ ------ ------

Platinum        1,296     929     367      1,137  1,387   (250)

Palladium         374     368       6        365    410    (45)

Combined Pt/Pd    579     498      81        549    630    (81)

Recycling Volumes Processed

After falling off very sharply in late 2008, the Company's total recycling volumes processed have gradually recovered during 2009 as PGM prices have risen and supply arrangements have been adjusted. The Company receives spent catalytic converter cores and other recyclable material containing PGMs from various sources and may either purchase the material for its own account or process it on a tolling basis on behalf of others. The total volume of such materials processed during 2009 fell substantially below the volumes processed last year -- total year-on-year volumes were down 37.0% relative to 2008. However, the Company's overall recycling volumes processed during the fourth quarter of 2009 were up 15% relative to the fourth quarter of 2008, suggesting these markets may now be recovering.

Recycling Ounces Processed
(Thousands)
                Quarter Ended December 31        Year Ended December 31
                 2009    2008      Change        2009    2008    Change
                -------------------------       -----------------------

Platinum         42.4    37.0         5.4       119.1   199.8     (80.7)
Palladium        41.8    35.2         6.6       112.9   164.6     (51.7)
Rhodium           6.7     6.8        (0.1)       19.0    33.7     (14.7)
                -----  ------       -----       -----  ------    ------
  Total          90.9    79.0        11.9       251.0   398.1    (147.1)

Total Cash Costs per Mined Ounce

The Company regularly reports Total Cash Costs per Mined Ounce as a non-GAAP measure of extraction efficiency for its mining operations. A complete description of this measure and discussion of how it is determined, along with certain caveats as to its appropriate application, are included in the Company's regular filings with the Securities and Exchange Commission.

At the end of the 2009 third quarter, the Company modified its public guidance for cash costs per mined ounce for 2009 downward from the original $399/oz. to a revised projection of $375/oz. While final cash costs per ounce are not yet available, based on the strong mine production in the fourth quarter it appears that for the year 2009 final combined cash costs per ounce for the two mines will come in somewhat better than even the updated guidance.

Capital Expenditures

The Company's budget and public guidance for 2009 capital spending was just over $39 million. Preliminarily, actual capital expenditures for the year 2009 now appear to have totaled $39.5 million. The mines' capital expenditures were essentially on budget for the year. However, the Company was able to take advantage of improved productivity levels within the mines' capital allocations to expand capital development activities beyond those originally scheduled. Total primary and secondary development footages appear to have come in about 34% ahead of plan for the year, within which capitalized development footages exceeded plan by about 27%. Separately, the Company is also adding a new sampling facility for recycled materials at the smelter in Columbus that was not included in the original capital budget but can be accommodated within the total 2009 budgeted spending.

Capital expenditures in 2009 of $39.5 million were well below the $82 million expended in 2008. While this level of 2009 spending was less than required to sustain the current level of operations over the longer term, the improved efficiencies have helped to improve sustainability going forward. The heavy capital investment in prior years to expand the developed state of the mines positioned the Company well to endure a cut in capital spending in 2009 during the economic downturn. The Company currently plans to increase its total capital expenditures during 2010 to on the order of $50 million, which when coupled with the higher development productivity will sustain long-term operations at current production rates.

Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and the Russian Federation. The Company's shares are traded on the New York Stock Exchange under the symbol SWC. Information on Stillwater Mining can be found at its Website: www.stillwatermining.com.

Some statements contained in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause its actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Such statements include, but are not limited to, comments regarding the overall effects of the current worldwide economic crisis, the effects of restructuring the Company's operations, the status of the automotive market and the automobile manufacturers, strategic plans and realignment of operations, costs, production and recovery rates, capital expenditures, processing capacity and throughput, cost reduction measures, and the palladium and platinum markets. Additional information regarding factors which could cause results to differ materially from management's expectations is found in the section entitled "Risk Factors" in the Company's 2008 Annual Report on Form 10-K on file with the United States Securities and Exchange Commission and available on the Company's website. The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The Company disclaims any obligation to update forward-looking statements.

CONTACT:
Gregory Wing
Chief Financial Officer
(406) 373-8700